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                                                                     Exhibit 9.4

                        Fulfillment Servicing Agreement

This Agreement between Firstar Trust Company (FTC) and Burridge Funds, a Massachusetts business trust is entered into on this _____day of _____________________, 1996.

WHEREAS, Burridge Funds provides investment opportunities to prospective shareholders through a family of open end mutual funds and currently has shares of a single series designated Burridge Capital Development Fund, hereinafter called the "Fund"; and

WHEREAS, FTC is in the business of providing, among other things, fulfillment services to mutual funds;

NOW THEREFORE, the parties do mutually promise and agree as follows:

Duties and responsibilities of FTC. FTC agrees to provide the following fulfillment services to the Fund:

     1. Answer all prospective shareholder calls concerning the Fund listed in the attached Schedule A which may be modified from time to time.

     2. Send all available Fund materials requested by the prospect which may include the prospectus, statement of additional information, reports to shareholders, and other materials, including advertising or sales literature, provided to FTC by the Fund from time to time, within 24 hours from time of call.

     3. Receive and update all the Fund fulfillment literature so that most current information is sent and quoted.

     4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

     5. Maintain and store the Fund fulfillment inventory.

     6. Send periodic fulfillment reports to the Fund as agreed upon between the parties.

Duties and responsibilities of the Fund. Fund agrees to provide the following to FTC:

     1. Provide the Fund fulfillment literature updates to FTC as necessary.

     2. Supply FTC with sufficient inventory of fulfillment materials as requested from time to time by FTC.

     3. Provide FTC with any sundry information about the Fund in order to answer prospect questions.

Performance of Service; Limitation of Liability
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A.  FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

    In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

    Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.
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C.  FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

Compensation

The Fund agrees to compensate FTC for the services performed under this agreement in accordance with the attached Schedule B; the Fund agrees to pay all invoices within ten days of receipt.

Proprietary and Confidential Information

FTC agrees on behalf of itself and its directors, officers, and employees to treat confidentiality and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties thereunder, except after prior notification to and approval in writing by Burridge Funds, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Burridge Funds.

Additional Series

In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have FTC render fund administration services under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The fund currently covered by this Agreement is: Burridge Capital Development Fund

Termination

This agreement may be terminated by any of the parties upon 30 days written notice to the parties.
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Notices

Notices of any kind to be given to any party hereto to any of the other parties shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Mutual Fund Services, 615 E. Michigan Street, Milwaukee, Wisconsin 53202 and notice to Fund shall be sent to Burridge Funds, 115 South La Salle Street, Chicago, Illinois 60603.

Non-Liability of Trustees and Shareholders

Any obligation of Burridge Funds hereunder shall be binding upon the assets of Burridge Funds (or applicable series thereof) and shall not be binding upon any trustee, officer, employee, agent, or shareholder or Burridge Funds. Neither the authorization of any action by the trustees or shareholders of Burridge Funds nor the execution of this agreement on behalf of Burridge Funds shall impose liability upon any trustee, officer, or shareholder of Burridge Funds.

Choice of Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin.


Dated this _____ day of _______________________, 1996.



FIRSTAR TRUST COMPANY               BURRIDGE FUNDS


By: _____________________________   By: _____________________________________



Attest: _________________________   Attest: _________________________________